Exhibit 99.2

Bonnie L. Howard Joins Assured Guaranty Board of Directors

HAMILTON, Bermuda — August 1, 2012 — The Assured Guaranty Ltd. (NYSE:AGO) board of directors has appointed Bonnie L. Howard as an independent director.  Ms. Howard will also serve on the board’s Audit and Risk Oversight committees.

Assured Guaranty is the leading provider of financial guaranty insurance.

“We are very pleased to welcome Bonnie Howard to our board,” said Assured Guaranty Chairman, Walter Scott.  “With her distinguished background in finance and enterprise risk management, she will make strong contributions to our corporate governance and our credit and risk culture.”

Ms. Howard has more than 30 years of experience in auditing and risk management. She was Chief Auditor and Global Head of Control and Emerging Risk at Citigroup, leading a team of over 1,500 professionals covering $1.9 trillion of assets in over 100 countries, until her retirement in 2011.  She was previously Managing Director of Capital Markets Audit at Fleet Boston Financial and a Managing Director at JPMorgan in the roles of Global Head of Markets Operational Risk Management and Deputy Auditor.  Ms. Howard is a certified public accountant in the United States and has over a decade of experience with KPMG and Ernst and Young. She is a graduate of the University of Missouri.

Ms. Howard currently serves on the board of directors of the YWCA of New York City, where she is a member of the Executive Committee and co-chairs the Finance and Investment Committees.

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Assured Guaranty Ltd. is a publicly-traded (NYSE: AGO) Bermuda-based holding company.  Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets.  More information on Assured Guaranty Ltd. and its subsidiaries can be found at www.assuredguaranty.com.

Contact Information:

Robert Tucker

Managing Director, Investor Relations and Corporate Communications

212-339-0861

rtucker@assuredguaranty.com

Ashweeta Durani

Vice President, Corporate Communications

212-408-6042

adurani@assuredguaranty.com

Ross Aron

Vice President, Investor Relations

212-261-5509

raron@assuredguaranty.com